UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

ROFIN-SINAR TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

SilverArrow Capital Advisors LLP
SilverArrow Capital Holding Ltd.
SAC Jupiter Holding Ltd.
Pluto Fund Limited
Thomas Limberger
Robert Schimanko
Jordan Kovler
Gebhard Rainer
Abdullah Saleh A. Kamel
Osama H. Al Sayed

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 4, 2016, SilverArrow Capital Advisors LLP (“SilverArrow Advisors”) for and on its own behalf and on behalf of the other Participants (as defined below) issued a press release to comment on the First Quarter results of Rofin-Sinar Technologies Inc. (“Rofin” or the “Company”).

The Press Release dated February 4, 2016 reads as follows:

LONDON, Feb. 04, 2016 -- SILVERARROW CAPITAL ADVISORS LLP: Rofin-Sinar Technologies weak quarterly earnings again reinforces the need for change

As one of the largest stockholders of Rofin-Sinar Technologies Inc. (NASDAQ: RSTI, FRANKFURT STOCK EXCHANGE: RSI), we were extremely disappointed to see Rofin’s earnings and results. The Company has presented another lackluster quarter, instead of showing the long promised gains of purported operational improvements.  In addition, Rofin did not mention their gross margin at constant currency rates for the quarter in their earnings release and again ignored the positive impact of the strong US dollar on costs.  Rofin and the entrenched Board have once again proven that they do not understand the importance of transparency in reporting.

Some of the key lowlights include:

▪	Gross margins of 35.9% (by our calculations) are far away from Company’s margin goal of 40%.
▪	Sales decreased by 8.1% compared to Q1 2015 (6.6% decrease at constant currency rates).
▪	SG&A in relation to sales increased from 19.7% to 20.4%.
▪	R&D in relation to sales decreased from 8.7% to 7.7%.

On January 14, 2016, Rofin publicly disparaged our plan to focus R&D spending, stating that “SilverArrow’s plan to further cut R&D would provide a short-term boost to margins but damage ROFIN’s longer-term value creation”. The R&D cost reduction reported in today’s earnings release demonstrates that Rofin’s management is not transparent in its communications with shareholders.

In addition, Rofin today announced a large lost order from China, which had to be de-booked in the amount of USD $12 million. We believe the lost order shows a continued lack of awareness of the developing macro issues in the region, one of our many concerns related to the Company. On the August 6, 2015 earnings call, the Company’s CEO stated the following (when asked about the China macro environment and customer developments):

“China was very strong in the last quarter. This was mainly due to the solar order of course what we shipped. But I think ROFIN is very, very well-established there …And of course other electronics, including semiconductor we are well-established in China. So I can clearly say that we do not see any, any weak situation in the markets currently and look forward.”

The entrenched Board seems to have lost sight of the international market. SilverArrow previously raised these specific macro issues with management in May 2015 and publicly in our first letter to stockholders on October 8, 2015.

We continue to have strong concerns with Rofin's corporate governance, in addition to our previous noted concerns with strategy, performance, operations and capital allocation.  One example of the Company moving slowly to address operational issues was reflected in its statement that, “Key highlights from the quarter include the merger of two German subsidiaries.”  Let us remind stockholders that the purchase of these subsidiaries occurred many years ago.

We at SilverArrow, once elected into the Rofin Board, intend to focus on modern “best-in-class” governance, guided by our principle of “Listen-Learn-Lead” to initiate constructive change with diversity of backgrounds and experiences and absence of conflicts. Our director nominees will endeavor to work constructively with the Board to enhance corporate governance and provide the Company with the support and resources needed to regain technology leadership and unlock value in the interest of ALL shareholders and of the hard working employees of the Company. This will undoubtedly entail change but we believe it will be change for the better.

Additional Information and Where to Find It

SilverArrow Capital Advisors LLP (“SilverArrow Advisors”), collectively with Thomas Limberger, Jordan Kovler, Gebhard Rainer, Robert Schimanko and the other individuals and entities referred to in Amendment No. 1 to the Schedule 13D relating to these potential participants, which was filed with the Securities and Exchange Commission on October 8, 2015, are potential participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Rofin-Sinar Technologies, Inc. (the “Company”).

SilverArrow Advisors has filed a preliminary proxy statement (the “2016 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Information relating to potential participants, including their direct or indirect interests, by security holdings or otherwise, is contained in the Amendment No. 1 to the Schedule 13D and will be included in the definitive 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2016 Proxy Statement with the SEC, SilverArrow Advisors intends to mail the definitive 2016 Proxy Statement and a proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by SilverArrow Advisors with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov) or by writing to SilverArrow Capital Advisors LLP, 3 More London Riverside, 1st Floor, London SE1 2RE, United Kingdom.

Investor Contacts:

SilverArrow Capital Advisors LLP
Sven Ohligs (Partner): +44 (0) 20 3637 2185 or ohligs@silverarrowcapital.com

D.F. King & Co., Inc.

Richard Grubaugh (Senior Vice President): +1 (212) 493-6950 or rgrubaugh@dfking.com
Michael Madalon (Assistant Vice President): +1 (212) 269-5732 or mmadalon@dfking.com

About SilverArrow Capital Advisors LLP

SilverArrow Capital Advisors LLP is an entity of SilverArrow Capital Group. SilverArrow Capital Group is a group of investment advice and private investment firms focusing on advisory and consultancy services in industrial growth sector investments, real estate and infrastructure projects.

SilverArrow Capital Group brings value to its private investors and partners by executing a proven activist investment strategies in industrial growth companies. SilverArrow Capital Group provides investors selected exposure to real estate through a focused range of investments tailored to their requirements. For further information please visit www.silverarrowcapital.com.

SilverArrow Capital Advisors LLP, a limited liability partnership registered in England & Wales under registration number OC379903 with its registered office at 3 More London Riverside London SE1 2RE. A list of SilverArrow Capital Advisors LLP’s members is available on request.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

SilverArrow Advisors and the other Participants (as defined below) intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the Annual Meeting.

The Participants in the proxy solicitation are anticipated to be SilverArrow Capital Advisors LLP,  SilverArrow Capital Holding Ltd., SAC Jupiter Holding Ltd., Pluto Fund Limited, Abdullah Saleh A. Kamel, Osama H. Al Sayed, Thomas Limberger, Jordan Kovler, Gebhard Rainer and Robert Schimanko (collectively, the “Participants”).